UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 27, 2012 (February 23, 2012)

CORONUS SOLAR INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada
(State or other jurisdiction of incorporation)

000-53697
(Commission File No.)

1100-1200 West 73rd Avenue
Vancouver, British Columbia
Canada   V6P 6G5
(Address of principal executive offices and Zip Code)

604-267-7078
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS.

On February 23, 2012, Coronus Energy Corp. (“Coronus”), our wholly-owned subsidiary, entered into three System Impact Study Agreements (the “SIS Agreements for Joshua Tree East 1, 2 and 3”) with Southern California Edison (“SCE”). The SIS Agreements for Joshua Tree East 1, 2 and 3 relate to Coronus’ application for interconnection service and the CREST tariff for three 1.5 MW solar photovoltaic power systems (the “Joshua Tree East 1, 2 and 3 Projects”) on the 56.03 acre parcel of vacant land, situated east of Joshua Tree, in the County of San Bernardino, California, Coronus acquired on June 30, 2011.

The SIS Agreements for Joshua Tree East 1, 2 and 3 set forth the terms and conditions for SCE to perform a system impact study to determine the impacts that would result from interconnecting the Joshua Tree East 1, 2 and 3 Projects and the adequacy of SCE’s electrical system to accommodate the Joshua Tree East 1, 2 and 3 Projects. In addition, SCE shall make a preliminary determination of the required interconnection facilities and distribution system upgrades, and any other modifications or additions that would be needed, to accommodate the Joshua Tree East 1, 2 and 3 Projects. The estimated cost of the SIS Agreement for Joshua Tree East 1, 2 and 3 Projects is $10,000 per SIS Agreement. SCE anticipates completing the studies within 120 business days. On entering into the SIS Agreements for Joshua Tree East 1, 2 and 3, Coronus paid SCE $30,000 in deposits.

On February 23, 2012, we conducted a non-brokered private placement, issuing a senior secured, convertible promissory note (the “Note”) and transferrable warrant (the “Warrant”) to Frank Zakaib, for proceeds of CAD $50,000. The Note matures on February 2, 2013 and bears interest at an annual rate of 12%, payable in cash at maturity, prepayment or conversion. At or before maturity, the Note and any accrued interest are convertible at the holder’s option into shares of our common stock, at a price of CAD $0.60 per share. The Warrant entitles the holder thereof to purchase an aggregate of 83,333 shares of our common stock at an exercise price of CAD $0.75 for a period of five years. The Note is secured by a first priority security interest in all of our assets, including those of our wholly-owned subsidiary, Coronus, on a pari passu basis with the holder of the secured note issued by us on February 2, 2012 (the “Russell Adair Note”). In connection with the completion of the private placement, we paid no finder’s fees.

On February 23, 2012, we entered into a Consent Agreement (the “Consent Agreement”) with Russell Adair and Frank Zakaib. The Consent Agreement provides that the maturity date of the Russell Adair Note be extended to February 23, 2012, and provides that consent to the Russell Adair Note and the Note be secured by a first priority security interest in all of our assets, including those of our wholly-owned subsidiary, Coronus, on a pari passu basis.

ITEM 2.03       CREATION OF A DIRECT FINANCIAL OBLIGATION.

On February 23, 2012, we incurred a direct obligation to repay CAD $50,000, plus interest, in relation to the non-brokered private placement we conducted, as disclosed above under Item 1.01.

ITEM 3.02       UNREGISTERED SALE OF EQUITY SECURITIES.

As disclosed above under Item 1.01, on February 23, 2012, we conducted a non-brokered private placement, issuing a senior secured, convertible promissory note (the “Note”) and transferrable warrant (the “Warrant”) to Mr. Zakaib, for proceeds of CAD $50,000. The Note matures on February 2, 2013 and bears interest at an annual rate of 12%, payable in cash at maturity, prepayment or conversion. At or before maturity, the Note and any accrued interest are convertible at the holder’s option into shares of our common stock, at a price of CAD $0.60 per share. The Warrant entitles the holder thereof to purchase an aggregate of 83,333 shares of our common stock at an exercise price of CAD $0.75 for a period of five years. The Note is secured by a first priority security interest in all of our assets, including those of our wholly-owned subsidiary, Coronus, on a pari passu basis with the holder of the secured note issued by us on February 2, 2012 (the “Russell Adair Note”). In connection with the completion of the private placement, we paid no finder’s fees. The investor, Mr. Zakaib, was a resident of British Columbia, Canada. The Units were issued pursuant to an exemption from applicable prospectus requirements under section 2.5 “Family, friends and business associates” of National Instrument 45-106, Prospectus and Registration Exemptions, by reason of the fact that the investor, Mr. Zakaib, was a close personal friend of Jeff Thachuk, our president. Further, the foregoing transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S thereof in that all sales took place outside the United States with non-US persons.

ITEM 7.01       REGULATION FD DISCLOSURE.

We announced today Coronus’ entry into the SIS Agreements, as disclosed above under Item 1.01. We announced also the non-brokered private placement we conducted, issuing the senior secured, convertible promissory note and transferrable warrant, as disclosed above under Items 1.01, 2.03 and 3.02. Lastly, as disclosed above under Item 1.01, we announced our entry into the Consent Agreement with Mr. Adair and Mr. Zakaib.

ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits	Document Description

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 27th day of February, 2012.

CORONUS SOLAR INC.

BY:	JEFFERSON THACHUK
Jefferson Thachuk
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and a member of the Board of Directors